Exhibit 10.52

EXECUTION COPY

December 18, 2025

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Dotan Barnea, Esq.

Ladies and Gentlemen:

Reference is made to that certain Engagement Letter Agreement dated April 9, 2024 (the “Engagement Letter”) between Cyabra Strategy Ltd. (the “Company”) and Lowenstein Sandler LLP (the “Firm”), pursuant to which, the Company engaged the Firm to act as its counsel in connection with a proposed business combination (the “Business Combination”) with Trailblazer Merger Corporation I (“TB”) pursuant to the terms of the Merger Agreement, dated July 22, 2024, as amended (the “Business Combination Agreement”). Capitalized terms used herein have the respective meanings ascribed thereto in the Business Combination Agreement unless otherwise defined herein.

Pursuant to the Engagement Letter, the Company agreed to pay the Firm for all fees and disbursements of the Firm incurred in connection with the Business Combination, including fees and disbursements incurred through the Closing (the “Fees “). As of the date of this letter agreement (this “Agreement”), the Company acknowledges and agrees that (i) it is indebted to the Firm in the amount of $1,326,938.5 for Fees incurred through December 15, 2025, (ii) the Company will become liable for additional significant Fees between the date of this Agreement and the Closing, and (iii) additional fees and disbursements may be accrued in connection with the Business Combination after Closing (the “Other Fees”), which are not subject to the terms of this Agreement and which the parties intend to be paid in cash pursuant to the terms of the Engagement Letter.

In order to induce the Firm to enter into this Agreement and to delay the payment of the Fees as provided herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees to pay to the Firm interest on the unpaid Fees, if any, commencing on March 31, 2026, at an annual rate of 12% per annum (based on a 365-day year for the number of days elapsed) until such Fees (and interest accrued thereon) are paid in full (the Fees and interest as of the Closing, the “Total Fee Obligation”).

In connection with the execution and delivery of this Agreement, as of the date hereof, the Company is issuing to the Firm, a convertible promissory note (the “Note”) in the form of Exhibit A hereto. The Company and the Firm mutually intend that immediately prior to the Closing, the unpaid principal and accrued interest on the Note will automatically convert into fully paid and non-assessable ordinary shares of the Company, NIS 0.01 par value per share (the “Shares”), which shall, pursuant to the terms of the Business Combination Agreement (after giving effect to the Amendment (as defined below)), be converted in the Merger at the Conversion Ratio into 1,000,000 fully paid and non-assessable shares of the common stock, par value $0.0001 per share (“Pubco Common Stock”), of Trailblazer Holdings, Inc. (“Pubco”) (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Pubco Common Stock occurring on or prior to the Closing). The Company hereby acknowledges that such automatic conversion shall not be deemed to constitute payment in whole or in part of the Total Fee Obligation, which shall only be paid in accordance with the terms of this Agreement; provided, however, that in the event the Business Combination Agreement is terminated prior to the Closing, and the Firm exercises its right to convert the Note into Shares, such conversion shall be deemed to constitute payment in whole of the Total Fee Obligation, and following such conversion this Agreement shall be of no further force and effect.

The Firm hereby agrees that, to the extent set forth in this Agreement, the Firm will accept payment of the Total Fee Obligation from the net proceeds of sales of Pubco Common Stock. To the extent that the Total Fee Obligation is not fully paid from the net proceeds of the sales of Pubco Common Stock, the Company shall pay the balance of the Total Fee Obligation pursuant to the terms set forth in this Agreement. At the Closing, the Note will be converted into a new promissory note from Pubco evidencing the obligation to pay the Total Fee Obligation minus any amount received from the net proceeds of the sales of the Pubco Common Stock.

The Company and TB shall and shall cause Pubco and the other parties thereto to promptly enter into an amendment to the Business Combination Agreement, in form and substance reasonably acceptable to the Firm (the “Amendment”), pursuant to which the Business Combination Agreement will provide that (i) Pubco shall become jointly and severally liable for the Total Fee Obligation and the Other Fees upon Closing and (ii) the Shares will be convert in the Merger at the Conversion Ratio into 1,000,000 fully paid and non-assessable shares of Pubco Common Stock (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Pubco Common Stock occurring on or prior to the Closing) (the “Pubco Shares”) upon the Closing. For the avoidance of doubt, the conversion of the Shares into the Pubco Shares shall be in addition to any shares of Pubco Common Stock being issued to the shareholders of Cyabra pursuant to the terms of the Business Combination Agreement (as in effect prior to the date of this Agreement). The Amendment shall also provide that (i) the Pubco Shares issued to the Firm will be registered for issuance to the Firm pursuant to Pubco’s Registration Statement on Form S-4 (file no. 333-283153, and (ii) the Pubco Shares will be freely tradeable, unrestricted, and free and clear of all liens and encumbrances, including any lock-up or other restriction on the ability of the Firm to sell or otherwise dispose of the Pubco Shares.

From and after the Closing, the Firm shall effect the sale or other disposition of the Pubco Shares by any method permitted by applicable law and shall provide a summary of such sales or other dispositions to Pubco on a weekly basis for any week in which sales or other dispositions occur. The Firm shall have the right to sell or otherwise dispose of the Pubco Shares as it determines in its sole and unreviewable discretion and such sales or other dispositions may be at market prices, at prices related to such market prices or at negotiated prices. The Firm agrees to act in good faith and in a commercially reasonable manner in effecting any sales or other dispositions of the Pubco Shares. The Firm shall have no liability with respect to the manner or method of such sales or dispositions or as to the amount of the proceeds generated therefrom and the parties agree that Pubco shall bear the risk of the proceeds obtained from such sales or other dispositions. Pubco shall use its commercially reasonable efforts to assist the Firm in effecting such sales or other dispositions, including providing such certificates, representations or opinions of counsel that may be reasonably required to effect such sales or dispositions. The Fees owed by the Company to the Firm shall be deemed to be paid on a dollar -for-dollar basis by the amount of the net proceeds actually received by the Firm from the sale or other disposition of the Pubco Shares.

In the event that the Business Combination is consummated, the Total Fee Obligation shall become due and payable in full on June 30, 2026 (the “Stated Maturity Date”); provided, however, that if the Firm has received payment of at least fifty percent (50%) of the Total Fee Obligation from the sale or other disposition of the Pubco Shares or by direct payment of the Total Fee Obligations in cash by the Company or Pubco by June 30, 2026, payment in full of the remaining Total Fee Obligation (either though the sale or other disposition of the Pubco Shares or by direct payment of the Fees in cash by the Company or Pubco) shall be extended until September 30, 2026 (the “Extended Maturity Date”).

In consideration of the Firm’s agreement to defer the immediate payment of its Fees, Pubco and the Company acknowledge and agrees that the Firm shall have the right receive a premium (the “Premium”) equal to 12.5% of the Total Fee Obligation. Upon payment in full of the Total Fee Obligation and the Premium, the Firm shall surrender to Pubco any unsold Pubco Shares then held by or for the benefit of the Firm.

For the avoidance of doubt, in the event that all of the Pubco Shares are sold or otherwise disposed of and the net proceeds from such sale or other disposition are less than the Total Fee Obligation and the applicable Premium, Pubco and the Company shall continue to be jointly and severally liable for the amount of the unpaid Total Fee Obligations and the applicable Premium.

The Company acknowledges that the Firm has not offered legal advice to the Company with regard to this Agreement or the Note and that the Company has been advised to seek independent counsel review of the provisions contained herein and therein. The Company further acknowledges has been given a reasonable opportunity to seek the advice of independent counsel of its choice with respect to this Agreement and the Note and that the Company has availed itself of that opportunity if and to the extent the Company deemed it appropriate to do so.

Any amounts payable to the Firm hereunder shall be paid free and clear of any applicable taxes, levies, charges and other duties or other amounts, that are or may be levied by the State of Israel or due to the State of Israel in connection with the transactions contemplated hereby, including without limitation with respect to issuance of the Shares by the Company, or any withholding in respect of any of the foregoing (collectively, “Israeli Taxes”). The Firm will reasonably cooperate, at the Company’s sole expense, in any good faith effort by the Company to exempt the Firm from any Israeli Taxes. In the event that the Company does not obtain an exemption for the Firm from any Israeli Taxes, such Israeli Taxes shall be paid by the Company.

The Firm may assign or transfer its rights and obligations under this Agreement, in whole or in part, to any third party at any time without the prior written consent of the Company. The Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Firm.

Very truly yours,

Cyabra Strategy Ltd.

By:	/s/ Yael Sandler
Name:	Yael Sandler
Title:	Chief Financial Officer

Agreed and Acknowledged:

Trailblazer Merger Corporation 1

By:	/s/ Arie Rabinowitz
Name:	Arie Rabinowitz
Title:	Chief Executive Officer

Trailblazer Holdings, Inc.

By:	/s/ Arie Rabinowitz
Name:	Arie Rabinowitz
Title:	Chief Executive Officer

Lowenstein Sandler LLP

By:	/s/ Lowenstein Sandler LLP
Name:	Dotan Barnea
Title:	Authorized Signatory

Exhibit A

Execution Copy

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR OTHER DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY (AS DEFINED BELOW) THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

CONVERTIBLE PROMISSORY NOTE

December [18], 2025

For value received, CYABRA STRATEGY LTD., a private company organized in Israel (the “Company”), unconditionally promises to pay to Lowenstein Sandler LLP or its assigns (the “Holder”) the principal amount outstanding from time to time under this Convertible Promissory Note (this “Note”), with interest accruing from and after March 31, 2026 on the outstanding principal amount at the rate of 12% per annum, or the maximum rate permissible by law, whichever is less, simple interest, and calculated on the basis of a 365-day year for the actual number of days elapsed. Upon request of the Company, from time to time the Holder shall provide the Company with a calculation of the unpaid principal amount of this Note and any accrued interest thereon, which calculation shall be final and binding on the Company and the Holder, absent manifest error. Interest shall commence to accrue on March 31, 2026 and shall continue on the outstanding principal balance hereof until paid in full. The principal balance of this Note, together with any accrued interest thereon shall be due and payable on the dates and in the manner set forth below. The principal amount outstanding under this Note shall be equal to the Fees owed to the Holder as set forth in the Engagement Letter, dated April 8, 2024, between the Company and the Holder (the “Engagement Letter”), and that certain Note Issuance Agreement, dated as of even date herewith, among the Company, the Holder and the other parties thereto (the “Note Issuance Agreement”). This Note is being issued pursuant to the terms of the Note Issuance Agreement. Capitalized terms used herein have the respective meanings ascribed thereto in the Note Issuance Agreement or the Business Combination Agreement referenced therein, as applicable, unless otherwise defined herein.

1. Maturity; Interest; Payments; Prepayment; Waiver of Presentment.

(a) Maturity Date. Unless paid in full or converted prior thereto in accordance with the terms hereof, the outstanding principal amount of this Note, together with all interest, if any, accrued thereon, shall be due and payable paid upon the earliest to occur of (i) the occurrence of an Event of Default or (ii) the Closing of the Business Combination.

(b) Payments. All payments of principal and interest, if any, shall be in lawful money of the United States of America and shall be payable at the office of the Holder, unless another place of payment shall be specified in writing by the Holder. All payments shall be applied first to any fees or expenses due to the Holder, then to accrued interest, if any, including any interest that accrues after the commencement of a proceeding by or against the Company under any applicable Insolvency Law (as defined below), and thereafter to the outstanding principal balance hereof. If any payments on this Note become due on a Saturday, Sunday, or a public holiday under the laws of the State of Israel, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

(c) Prepayment. This Note may be prepaid in whole or in part at any time.

(d) Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

2. Conversion.

(a) Automatic Conversion upon Closing of the Business Combination. Immediately prior to the Closing, all unpaid principal and interest, if any, outstanding on this Note shall be converted, automatically and without any action on the part of the Company or the Holder, into a number of fully paid and non-assessable ordinary shares of the Company, NIS 0.01 par value per share (the “Shares”) as are convertible in the Merger at the Conversion Ratio into 1,000,000 fully paid and non-assessable shares of common stock, par value $0.0001 per share (the “Pubco Common Stock”), of Trailblazer Holdings, Inc. (“Pubco”) (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Pubco Common Stock occurring on or prior to the Closing). The Shares shall be subject to the Company’s Articles of Association and shall bear all applicable rights, obligations and restrictions thereunder. Upon such conversion, the Note Issuance Agreement shall continue to be in full force and effect and the remaining balance of any fees due thereunder shall be converted into a new promissory note issued by Pubco in favor of Holder.

(b) Option Conversion Right following the Termination of the Business Combination. In the event that the Business Combination Agreement is terminated prior to the Closing, at any time thereafter the Holder shall have the right, but not the obligation, at any time thereafter in its sole discretion, to convert all, but not less than all, of the unpaid principal and accrued interest, if any, outstanding on this Note into a number of Shares equal to the amount of such unpaid principal and accrued interest, with each Share being deemed to have a value equal to the “Agreed Value”. As used herein, the term “Agreed Value” shall mean the fully diluted pre-money value per ordinary share of the Company, based on a $70 million pre-money valuation. Such conversion shall take place by the Holder by providing the Company with written notice specifying the date on which such conversion shall occur, which date shall not be less than two Business Days from the date of such notice (the “Conversion Date”) and the principal amount and accrued interest, if any, due and payable under this Note as of such Conversion Date; provided, however, that such conversion is subject to the Holder completing and providing all customary forms and executing all customary documents reasonably required in order to become a shareholder of the Company. The Shares issued upon such conversion shall be subject to all rights, obligations and restrictions set forth in the Company’s Articles of Association, as may be amended from time to time. Upon such conversion, this Note shall be deemed satisfied in full and shall terminate and be of no further force or effect, with no further obligations or liabilities of any party hereunder, and the Company shall be deemed to have fully discharged all of its debt obligations to the Holder arising under this Note and as further stipulated in the Note Issuance Agreement. Promptly following the termination of the Business Combination Agreement, the Company shall calculate the Agreed Value in good faith which calculation shall be final and binding on the Company and the Holder, absent manifest error.

(c) Conversion Procedures. Upon conversion of this Note pursuant to Section 2(a) or Section 2(b) above, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company, and the Company shall, at its expense, upon receipt of this Note, duly endorsed, promptly deliver or cause to be delivered to the Holder a certificate or certificates (bearing such legends as may be required) representing that number of fully paid and non-assessable Shares into which this Note has been converted. The conversion of this Note shall be deemed to have been made (i) immediately prior to the Closing in the event of an automatic conversion pursuant to Section 2(a) above, or (ii) on the Conversion Date in the event of an optional conversion of this Note by the Holder pursuant to Section 2(b) above, as applicable, and the Holder shall be treated for all purposes as the record holder of such Shares as of such date.

(d) Fractional Shares. No fractional shares shall be issued upon conversion of this Note. In lieu thereof, the number of Shares otherwise issuable to the Holder shall be rounded down to the nearest whole number.

(e) Beneficial Ownership Limitation. Notwithstanding any other provisions hereof, Holder shall not have the right to acquire the full amount of the Pubco Common Stock hereunder and Holder shall not be entitled to take delivery of Pubco Common Stock hereunder to the extent (but only to the extent) that, after receipt of the contemplated amount of Pubco Common Stock to be delivered upon the Closing the number of shares of common stock owned by Holder would exceed the Beneficial Ownership Limitation. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, the amount of common stock owned by Holder would exceed the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” shall be 9.99% of the number of the shares of Pubco Common Stock outstanding immediately after giving effect to delivery of the portion of the Pubco Common Stock contemplated hereunder. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

3. Default.

(a) Each of the following events shall be an “Event of Default” hereunder:

(i) the Company fails to pay the principal amount of this Note or any accrued interest hereon when due and, in the case of interest only, such failure continues for a period of five (five) or more calendar days;

(ii) the Company engages in any liquidation, dissolution or winding up of the Company;

(iii) the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect (collectively, “Insolvency Laws”), or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(iv) an involuntary petition is filed against the Company under any Insolvency Law, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

(v) the Company executes an assignment with respect to a majority of its assets, other than assignments made in the ordinary course of business, or assignments made in connection with any merger, consolidation or other business combination transaction pursuant to which all amounts outstanding under this Note and the Note Issuance Agreement are paid in full;

(v)i the Company breaches, in any material respect, any covenant or agreement made by Company in this Note or the Note Issuance Agreement and, as to any breach that is capable of cure, the Company shall have thirty (30) days after receipt of written notice from the Holder to cure such breach, provided that if the nature of the breach reasonably requires more than thirty (30) days to cure, the Company shall have a reasonable time to cure such breach so long as the Company is diligently pursuing such cure.

(vii) the Company defaults in any agreement between the Company and a third party that gives the third party the right to accelerate any Indebtedness (following the lapse of any applicable cure periods, whether contractual, pursuant to applicable law or pursuant to any specific agreement with the applicable third party) exceeding $250,000 upon such default or that could reasonably be expected to cause a material adverse effect on the Company; and

(viii) a judgment in the aggregate amount of at least $250,000 is rendered against the Company and is unsatisfied or unstayed for forty-five (45) days.

“Indebtedness” means (i) all indebtedness for borrowed money or the deferred purchase price of property or services, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations and (iv) any direct or indirect liability, contingent or otherwise, of the Company with respect to any indebtedness or other liability or obligation of another person, including, without limitation, any such liability or obligation guaranteed, endorsed or co-made by the Company other than those liabilities, obligation or endorsements made in the ordinary course of business.

(b) Upon the occurrence of any Event of Default hereunder, (i) all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of the Holder, and, in the case of an Event of Default pursuant to Section 3(a)(iii) or (iv) above, automatically, be immediately due, payable and collectible by the Holder pursuant to applicable law and (ii) the Holder may elect at its option to demand payment therefor (the “Payment Demand”).

(c) Upon the occurrence and during the continuance of any Event of Default, interest shall accrue at a default rate of 15% per annum.

(d) In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

4. Miscellaneous.

(a) Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Note may be assigned by the Holder, in whole or in part, at any time in its sole discretion. Notwithstanding the foregoing, the Company may not assign, by operation of law or otherwise, its rights or obligations under this Note without the prior written consent of the Holder.

(b) Governing Law. This Note shall be governed by and construed under the laws of the State of New York as applied to agreements made and to be performed entirely within the State of New York; provided that the issuance of Shares and all matters related to the securities of the Company shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

(c) Submission to Jurisdiction. The Company and, by its acceptance of this Note, the Holder each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the State and Federal courts located in the Borough of Manhattan, State of New York, for the purposes of any action, suit, claim or other proceeding (collectively, an “Action”) arising under or related to this Note, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. The Company, and by its acceptance of this Note, the Holder each hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action that it is not personally subject to the jurisdiction of the courts described above for any reason, that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Note, or the subject matter hereof, may not be enforced in or by such courts. The Company, and by its acceptance of this Note, the Holder each hereby irrevocably and unconditionally agrees that service of any process, summons, notice or document may be effected in the same manner as the giving of notices hereunder,

(d) Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(e) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 1411 Broadway, 16th floor, New York, NY 10018, attention: Dan Brahmy, Chief Executive Officer, and to the Holder at Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, NY 10020, attention: Dotan Barnea.

(e) Modification; Waiver. No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective without the written consent of the Company and the Holder and then shall be effective only in the specific instance and for the specific purpose for which it was given. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

(f) Cumulative Remedies. The Holder’s rights and remedies hereunder shall be cumulative. The Holder shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by the Holder of one right or remedy shall be deemed an election, and no waiver by the Holder of any Event of Default shall be deemed a continuing waiver.

(g) Entire Agreement. This Note, the Engagement Letter and the Note Issuance Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein or therein.

(h) Independent Counsel. The Company acknowledges that Lowenstein Sandler LLP has not offered legal advice to the Company with regard to this Note and the Note Issuance Agreement and that the Company has been advised to seek independent counsel review of the provisions contained herein and therein. The Company further acknowledges has been given a reasonable opportunity to seek the advice of independent counsel of its choice with respect to this Note and the Note Issuance Agreement and that the Company has availed itself of that opportunity if and to the extent the Company deemed it appropriate to do so.

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CYABRA STRATEGY LTD.

By:
	Name:	Yael Sandler
	Title:	Chief Financial Officer